UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Fifth Street Senior Floating Rate Corp.

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Fifth Street Senior Floating Rate Corp.

10 Bank Street, 12th Floor

White Plains, New York 10606

May [ ], 2014

To the Stockholders of Fifth Street Senior Floating Rate Corp.:

You are cordially invited to attend a Special Meeting of Stockholders of Fifth Street Senior Floating Rate Corp. (the “Company”) to be held at our offices located at 10 Bank Street, 12th Floor, White Plains, New York 10606 on Thursday, July 10, 2014, at 10:00 a.m., local time. Only stockholders of record at the close of business on May 13, 2014 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

Details of the business to be conducted at the meeting are set forth in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

The Notice of Special Meeting of Stockholders and Proxy Statement accompanying this letter provide an outline of the business to be conducted at the Special Meeting. At the Special Meeting, you will be asked to: (i) approve a proposal to authorize the Company, with the approval of its board of directors, to sell shares of its common stock at a price or prices below the Company’s then current net asset value per share in one or more offerings, subject to certain conditions as set forth in the proxy statement (including, without limitation, that any sale of Common Stock below net asset value will not dilute the Company’s per share net asset value by more than 25% and will not be at a price that is more than 25% below net asset value); and (ii) transact such other business that may properly come before the Special Meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the Special Meeting, we hope you will vote as soon as possible. We look forward to seeing you at the meeting. Your vote and participation in our governance is very important to us.

Sincerely,

Leonard M. Tannenbaum
Vice Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on Thursday, July 10, 2014

Our Proxy Statement is available at the following cookies-free website that can be accessed anonymously: www.proxyvote.com.

10 Bank Street, 12th Floor
White Plains, New York 10606

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be Held at
10 Bank Street, 12th Floor, White Plains, New York 10606
Thursday, July 10, 2014, 10:00 a.m., local time

To the Stockholders of Fifth Street Senior Floating Rate Corp.:

The Special Meeting of Stockholders (the “Special Meeting”) of Fifth Street Senior Floating Rate Corp., a Delaware corporation, will be held at our offices located at 10 Bank Street, 12th Floor, White Plains, New York 10606 on Thursday, July 10, 2014, at 10:00 a.m., local time. At the Special Meeting, our stockholders will consider and vote on:

•	a proposal to authorize the Company, with approval of its Board of Directors, to sell shares of its Common Stock, par value $0.01 per share, at a price below the then current net asset value per share of such Common Stock, subject to certain limitations described in the proxy statement (including, without limitation, that any sale of Common Stock below net asset value will not dilute the Company’s per share net asset value by more than 25% and will not be at a price that is more than 25% below net asset value); and

•	such other business as may properly come before the Special Meeting and any adjournments or postponements.

We are not aware of any other business that may properly be brought before the Special Meeting.

Holders of record of our common stock as of the close of business on May 13, 2014, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting. Whether or not you expect to be present in person at the Special Meeting, please sign and return the accompanying proxy card. As a registered stockholder, you may also vote your proxy electronically by telephone or over the Internet by following the instructions included with your proxy card. In the event there are not sufficient votes for a quorum or to approve foregoing proposals at the time of the Special Meeting, the Special Meeting may be adjourned in order to permit further solicitation of the proxies by the Company.

Please submit your proxy. Thank you for your support of Fifth Street Senior Floating Rate Corp.

By order of the Board of Directors,

BERNARD D. BERMAN
Chairman

White Plains, New York

May [ ], 2014

This is an important meeting. To ensure proper representation at the Special Meeting, please complete, sign, date and return the accompanying proxy card. You may also vote your proxy electronically by telephone or over the Internet by following the instructions included with your proxy card. Please see the proxy statement and the accompanying proxy card for details about electronic voting. Even if you vote your shares prior to the Special Meeting, you still may attend the Special Meeting and vote your shares in person.

Fifth Street Senior Floating Rate Corp.

10 Bank Street, 12th Floor

White Plains, New York 10606

PROXY STATEMENT

General

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at a Special Meeting of Stockholders (the “Special Meeting”). This proxy statement and the accompanying proxy card are first being sent to stockholders on or about May [ ], 2014.

We encourage you to vote your shares, either by voting in person at the Special Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you properly sign and date the accompanying proxy card or otherwise provide voting instructions, either via the Internet or telephone, and the Company receives it in time for the Special Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specified. If you give no instructions on the proxy card, the shares covered by the proxy card will be voted FOR the proposal to authorize the Company, with approval of its Board of Directors, to sell shares of its Common Stock, par value $0.01 per share (the “Common Stock”), at a price below the then current net asset value (“NAV”) per share of such Common Stock, subject to certain limitations described in the proxy statement (including, without limitation, that any sale of Common Stock below net asset value will not dilute the Company’s per share NAV by more than 25% and will not be at a price that is more than 25% below NAV) (the “Proposal”).

Special Meeting Information

Date and Location

We will hold the Special Meeting on Thursday, July 10, 2014 at 10:00 a.m., local time, at our offices located at 10 Bank Street, 12th Floor, White Plains, New York 10606.

Admission

Only record or beneficial owners of the Company’s common stock as of the close of business on May 13, 2014 or their proxies may attend the Special Meeting. Beneficial owners must also provide evidence of stock ownership, such as a recent brokerage account or bank statement.

Availability of Proxy and Special Meeting Materials

This proxy statement is also available at the following cookies-free website that can be accessed anonymously at www.proxyvote.com.

Purpose of Special Meeting

At the Special Meeting, you will be asked to vote on the following proposals:

1.	To authorize the Company, with approval of its Board of Directors, to sell shares of its Common Stock, par value $0.01 per share, at a price below the then current net asset value per share of such Common Stock, subject to certain limitations described in the proxy statement (including, without limitation, that any sale of Common Stock below NAV will not dilute the Company’s per share NAV by more than 25% and will not be at a price that is more than 25% below NAV); and
2.	Such other business as may properly come before the Special Meeting and any adjournments or postponements.

Voting Information

Voting Rights

The record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting was the close of business on May 13, 2014 (the “Record Date”). On the Record Date, there were 6,666,768 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Under the Company’s bylaws, the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business at the Special Meeting. Shares of Common Stock represented in person or by proxy, including shares which abstain, will be counted for purposes of determining whether a quorum is present. As broker non-votes will be treated as not present at the Special Meeting and, thus, as not entitled to vote with respect to the Proposal, broker non-votes (if any) will not be counted for quorum purposes.

Votes Required

The affirmative vote of the following is required to approve the Proposal:

(i)	the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting; and
(ii)	the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting that are not held by “affiliated persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Company.

For purposes of the proposal, the 1940 Act defines “a majority of the outstanding shares” as: (i) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (ii) 50% of the outstanding voting securities of the Company, whichever is less.

Abstentions and broker non-votes (if any) will have the effect of a vote against the Proposal. Unless otherwise indicated, the persons named in the proxy will vote all proxies in favor of the Proposal. If the Proposal is not approved, the Board of Directors will consider alternatives available at that time.

Information Regarding This Solicitation

The Company will bear its allocable expense of the solicitation of proxies for the Special Meeting, including the cost of preparing and posting this proxy statement. The Company has also retained Morrow & Co., LLC to assist in the solicitation of proxies for estimated fees of $15,000, plus a fee per stockholder to be contacted fee and out-of-pocket expenses. We have requested that brokers, nominees, fiduciaries and other persons holding shares in their names, or in the names of their nominees, which are beneficially owned by others, forward the proxy materials to, and obtain proxies from, such beneficial owners. We will reimburse such persons for their reasonable expenses in so doing.

In addition to the solicitation of proxies by the use of the mails, proxies may be solicited in person and by telephone or facsimile transmission by directors or officers of the Company or officers or employees of FSC CT, Inc., our administrator (“FSC CT”), without special compensation therefor.

Additional Solicitation

If there are not enough votes to approve the proposals at the Special Meeting, the stockholders who are represented may adjourn the Special Meeting to permit the further solicitation of proxies. Any adjournment will require the affirmative vote of a majority of those shares that are represented at the Special Meeting in person or by proxy, whether or not a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against proposals, to permit the further solicitation of proxies. Abstentions and broker non-votes, if any, will not have any effect on the result of the vote for adjournment. If the proposals are not approved, the Board of Directors will consider alternatives available at that time.

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PROPOSAL: TO AUTHORIZE THE COMPANY, WITH APPROVAL OF ITS BOARD OF DIRECTORS, TO SELL SHARES OF ITS COMMON STOCK AT A PRICE BELOW THE THEN CURRENT NET ASSET VALUE PER SHARE OF SUCH COMMON STOCK, SUBJECT TO CERTAIN LIMITATIONS DESCRIBED IN THE PROXY STATEMENT (INCLUDING, WITHOUT LIMITATION, THAT ANY SALE OF COMMON STOCK BELOW NET ASSET VALUE WILL NOT DILUTE THE COMPANY’S PER SHARE NET ASSET VALUE BY MORE THAN 25% AND WILL NOT BE AT A PRICE THAT IS MORE THAN 25% BELOW NET ASSET VALUE)

The Company is an externally managed, non-diversified closed-end investment company that has elected to be regulated as a business development company (a “BDC”) under the 1940 Act. The 1940 Act prohibits the Company from selling shares of its Common Stock at a price below the then current NAV per share of such Common Stock, subject to certain exceptions. One of these exceptions permits the sale of Common Stock at a price below the then current NAV per share of such Common Stock if the sale is approved by holders of a majority of the Company’s outstanding voting securities and by the holders of a majority of the Company’s outstanding voting securities who are not “affiliated persons” (as defined in the 1940 Act) of the Company within one year immediately prior to any such sale.

Pursuant to this provision, the Company is seeking the approval of its stockholders so that it may, in one or more public or private offerings of its Common Stock, sell or issue shares of its Common Stock at an offering price per share that is no more than 25% below NAV per share in an offering that will not dilute the Company’s per share NAV by more than 25%, subject to additional conditions discussed below. Such a sale may be to third parties, current stockholders or affiliates of the Company. If approved, the authorization would be effective for a period expiring on the earlier of the one year anniversary of the date of the stockholder approval or the date of the Company’s 2015 Annual Meeting of Stockholders.

Reasons for Approval

The Company's board of directors believes that having the flexibility for the Company to sell or issue shares of its Common Stock at an offering price per share that is no more than 25% below NAV per share in an offering that will not dilute the Company’s per share NAV by more than 25%, subject to additional conditions discussed below, is in the Company’s best interests and the best interests of its stockholders. If the Company were unable to access the capital markets when attractive investment opportunities arise, the Company’s ability to grow over time and to pay dividends to stockholders could be adversely affected. In reaching that conclusion, the Company's board of directors considered the following possible benefits to its stockholders:

Status as a BDC and RIC and Maintaining Favorable Debt-to-Asset Ratio

As a BDC and a regulated investment company (RIC) for tax purposes, the Company is dependent on its ability to raise capital through the issuance of Common Stock. RICs generally must distribute substantially all of their earnings to stockholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, BDCs must comply with an debt-to-asset ratio requirement that prohibits the Company from incurring debt or issuing senior securities if the ratio is greater than 2:1. Therefore, to continue to build the Company’s investment portfolio, and thereby support maintenance and growth of the Company’s dividends, the Company strives to maintain consistent access to capital through the public and private equity markets, enabling it to take advantage of investment opportunities as they arise.

Even though the underlying performance of a particular portfolio company may not indicate an impairment or its inability to repay all principal and interest in full, volatility in the capital markets may negatively impact the valuations of investments and result in unrealized write-downs of those investments. These unrealized write-downs, as well as unrealized write-downs based on the underlying performance of the Company’s portfolio companies, if any, negatively impact the value of the Company’s investments and the resulting debt-to-asset ratio.

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Exceeding the 2:1 debt-to-asset ratio could have severe negative consequences for a BDC, including the inability to pay dividends, breaching debt covenants and failure to qualify for tax treatment as a RIC. Although the Company does not currently expect that it will exceed this ratio, the markets it operates in and the general economy may be volatile and uncertain. Volatility in the capital markets could result in negative pressure on investment valuations, potentially negatively impacting the value of the Company’s investments and the Company’s debt-to-asset ratio.

Greater Investment Opportunities Due to Larger Capital Resources

The Company’s board of directors believes that additional capital raised through an offering of shares of its Common Stock may help it generate additional deal flow. Based on discussions with management, the Company's board of directors believes that greater deal flow, which may be achieved with more capital, would enable the Company to be a more significant participant in the private debt and equity markets and to compete more effectively for attractive investment opportunities.

Management has represented to the Company’s board of directors that such investment opportunities may be funded with proceeds of an offering of shares of the Company’s Common Stock. However, management has not identified specific companies in which to invest the proceeds of an offering given that specific investment opportunities will change depending on the timing of an offering, if any.

Higher Market Capitalization and Liquidity May Make the Company's Common Stock More Attractive to Investors

If the Company issues additional shares, its market capitalization and the amount of its publicly tradable common stock will increase, which may afford all holders of its common stock greater liquidity. A larger market capitalization may make the Company’s stock more attractive to a larger number of investors who have limitations on the size of companies in which they invest. Furthermore, a larger number of shares outstanding may increase the Company's trading volume, which could decrease the volatility in the secondary market price of its common stock.

Reduced Expenses Per Share

An offering that increases the Company’s total assets may reduce its expenses per share due to the spreading of fixed expenses over a larger asset base. The Company must bear certain fixed expenses, such as certain administrative, governance and compliance costs that do not generally vary based on its size. On a per share basis, these fixed expenses will be reduced when supported by a larger asset base.

Capitalize on Attractive Investment Opportunities

Dislocations and more frequent volatility in the credit markets have in the past created, and may in the future create, favorable opportunities to invest at attractive risk-adjusted returns. While the current market is not experiencing market dislocation and volatility, there can be no assurance that they will not worsen again in the future. If these adverse market conditions return, the Company and other companies in the financial services sector may not have access to sufficient debt and equity capital in order to take advantage of favorable investment opportunities. In addition, the debt capital that will be available, if any, may be at a higher cost and on less favorable terms and conditions in the future.

Without the approval of a majority of its stockholders to sell stock at prices below its current NAV, the Company would be precluded from selling shares of its Common Stock to raise capital during periods where the market price for its Common Stock is below its current NAV and may be precluded from selling shares when the market price for its Common Stock is not sufficiently above its current NAV so that the price at which shares would be sold, net of underwriting discounts or commissions, would not be less than its current NAV.

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The Company believes that having the flexibility to issue its Common Stock below NAV in certain instances will benefit its stockholders. The Company expects that it will be periodically presented with attractive opportunities that require the Company to make an investment commitment quickly. As discussed above, the Company may not have sufficient access to capital to take advantage of investment opportunities presented to it unless it is able to quickly raise additional capital. In the future, the market value of the Company’s Common Stock may trade below NAV resulting in a net price per share below NAV, which has not been uncommon for BDCs like the Company. Alternatively, the Company’s NAV could increase without a commensurate increase in the Company’s stock price.

The ability to issue shares below NAV also minimizes the likelihood that the Company would consider selling assets it would not otherwise sell at times that may be disadvantageous to the Company.

Further, to the extent the Company issues shares of its Common Stock below NAV in a publicly registered transaction, the Company’s market capitalization and the number of its publicly tradable Common Stock will increase, thus potentially affording all stockholders greater liquidity.

Trading History

The following table sets forth the range of high and low sales prices of our Common Stock as reported on The Nasdaq Global Select Market since our initial public offering and the closing sales price as a percentage of NAV. On May 8, 2014, the last reported closing sale price of our Common Stock was $14.11 per share.

The stock quotations are inter-dealer quotations and do not include markups, markdowns or commissions and as such do not necessarily represent actual transactions.

				Premium/(Discount)	Premium/(Discount)
	Per Share	Price Range		of High Sales Price to	of Low Sales Price to
	NAV(1)	High	Low	Per Share NAV(2)	Per Share NAV(2)
Year ending September 30, 2014
Third Quarter (through May 8, 2014)	*	$14.78	$14.02	*	*
Second Quarter	*	$15.10	$13.20	*	*
First Quarter	$15.10	$13.91	$13.09	(7.8)%	(13.3)%

Year ended September 30, 2013
Fourth Quarter	$15.13	$14.50	$11.62	(4.6)%	(23.6)%

(1)	NAV per share is generally determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The per share NAV shown is based on outstanding shares at the end of the applicable period.
(2)	Calculated on a per share basis as the respective high or low sales price less NAV, divided by NAV.

The recent credit market dislocation and recession that impacted the U.S. and global economy led to significant stock market volatility, particularly with respect to the stock of financial services companies. During times of increased price volatility, the Company’s Common Stock may periodically trade at a smaller premium or below its NAV, which is not uncommon for BDCs like the Company. The Company’s Common Stock at various times has traded below the NAV. However, we believe that we may continue to have favorable opportunities to invest, including opportunities that, all else being equal, may increase NAV over the longer-term, even if financed with the issuance of Common Stock below NAV per share. Stockholder approval of the Proposal will provide the Company with greater flexibility to invest in such opportunities.

The Board of Directors believes that having the flexibility to issue its Common Stock at below NAV in certain instances is in the best interests of stockholders. If the Company were unable to access the capital markets as attractive investment opportunities arise, the Company’s ability to grow over time and continue to pay steady or increasing dividends to stockholders could be adversely affected. It could also have the effect of forcing the Company to sell assets that the Company would not otherwise sell, and such sales could occur at disadvantageous times.

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Dilutive Effect of the Issuance of Shares Below NAV

Before voting on the Proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect on the NAV of the issuance of shares of our Common Stock at a price less than NAV. Any sale of Common Stock at a price below NAV would result in an immediate dilution to existing stockholders on a per share basis. This dilution would include reduction in the NAV as a result of the issuance of shares at a price below the NAV and a decrease in a stockholder’s per share interest in the earnings and assets of the Company and per share voting interest in the Company. The Board of Directors has considered the potential dilutive effect of the issuance of shares at a price below the NAV and will consider again such dilutive effect when considering whether to authorize any specific issuance of shares of Common Stock below NAV. The Company will not sell shares of Common stock if such sale would dilute its per share NAV by more than 25%.

The 1940 Act establishes a connection between market price and NAV because, when stock is sold at a market price below NAV, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of Common Stock proposed to be authorized for issuance, and thus any future issuance of Common Stock at a price below NAV would dilute a stockholder’s holdings of Common Stock as a percentage of shares outstanding to the extent the stockholder does not purchase sufficient shares in the offering or otherwise to maintain the stockholder’s percentage interest. Further, if the stockholder does not purchase, or is unable to purchase, any shares to maintain the stockholder’s percentage interest, regardless of whether such offering is at a price above or below the then current NAV, the stockholder’s voting power will be diluted.

The precise extent of any such dilution cannot be estimated before the terms of a Common Stock offering are set. As a general proposition, however, the amount of potential dilution will increase as the size of the offering increases. Another factor that will influence the amount of dilution in an offering is the amount of net proceeds that we receive from such offering. The Board of Directors would expect that the net proceeds to us will be equal to the price that investors pay per share, less the amount of any underwriting discounts and commissions and expenses of the offering.

As previously discussed, the Board of Directors evaluated a full range of offering sizes. The following example indicates how an offering would immediately affect the NAV of our Common Stock based on the assumptions set forth below. It does not include any effects or influence on market share price due to changes in investment performance over time, dividend policy, increased trading volume or other qualitative aspects of the shares our Common Stock.

As discussed above, it should be noted that the Company will not issue shares at a per share price that is more than 25% below NAV or that will dilute its per share NAV by more than 25%.

Examples of Dilutive Effect of the Issuance of Shares Below NAV

The following table illustrates the level of NAV dilution that would be experienced by a nonparticipating stockholder in three different hypothetical Common Stock offerings of different sizes and levels of discount from NAV per share, although it is not possible to predict the actual level of market price decline below NAV per share that may occur. Actual sales prices and discounts may differ from the presentation below.

The examples assume that Company XYZ has 1,000,000 common shares outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00. The table illustrates the dilutive effect on non-participating Stockholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and commission (a 5% discount from NAV), (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount from NAV) and (3) an offering of 250,000 shares (25% of the outstanding shares) at $7.50 per share after offering expenses and commissions (a 25% discount from NAV).

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		Example 1		Example 2		Example 3
		5% Offering		10% Offering		25% Offering
		at 5% Discount		at 10% Discount		at 25% Discount
	Prior to Sale	Following	%	Following	%	Following	%
	Below NAV	Sale	Change	Sale	Change	Sale	Change

Offering Price
Price per Share to Public	—	$10.00	—	$9.47	—	$7.89	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$7.50	—
Increase in Shares and Decrease to NAV
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,250,000	25.00%
NAV per Share	$10.00	$9.98	(0.24)%	$9.91	(0.91)%	$9.5	(5.00)%
Dilution to Stockholder A
Share Dilution
Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—
Percentage Outstanding Held by Stockholder A	1.0%	0.98%	(4.76)%	0.91%	(9.09)%	0.80%	(20.00)%
NAV Dilution
Total NAV Held by Stockholder A	$100,000	$99,762	(0.24)%	$99,091	(0.91)%	$95,000	(5.00)%
Total Investment by Stockholder A (Assumed to Be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—
Total Dilution to Stockholder A (Total NAV Less Total Investment)	—	$(238)	—	$(909)	—	$(5,000)	—
NAV Dilution per Share
NAV per Share Held by Stockholder A	—	$9.98	—	$9.91	—	$9.50	—
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—
NAV Dilution per Share Experienced by Stockholder A (NAV per Share Less Investment per Share)	—	$(0.02)	—	$(0.09)	—	$(0.50)	—
Percentage NAV Dilution Experienced by Stockholder A (Dilution per Share Divided by Investment per Share)	—	—	(0.24)%	—	(0.91)%	—	(5.00)%

NAV is only one determinant of market value. We expect the market price of shares of Common Stock will incorporate a discount or premium factor based on the market assessment of a number of factors, including future earnings and the likelihood of those earnings supporting growth in our dividend yield.

Notwithstanding the dilutive effect of any equity financing on our NAV, the Board of Directors has considered our need to obtain additional capital for investment and other factors discussed in this proxy statement. With more capital to invest, the Board of Directors believes that we would be able to make investments with more significant earnings and growth potential. The Board of Directors further believes that over time the value of the incremental assets available for investment, taken together with the other factors previously discussed, may be reflected positively in the market price of our shares and that such increases may exceed the initial dilutive effects that we are likely to experience in our NAV due to offerings of shares of our Common Stock in accordance with the Proposal. In our view, the secondary market price of our Common Stock serves as an important indicator of the true economic impact on stockholders of any equity offering.

1940 Act Conditions to Sales Below NAV

The Company’s ability to issue shares of its Common Stock at a price below NAV per share is governed by the 1940 Act. If stockholders approve this proposal, the Company will be authorized to sell shares of its common stock at a price below NAV per share only if the following conditions are met:

•	a “required majority” of the Company’s directors have determined that any such sale would be in the best interest of the Company and its stockholders; and

•	a “required majority” of the Company’s directors, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount.

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A “required majority” of directors means both a majority of the Company’s directors who have no “financial interest” in the transaction and a majority of the Directors who are not “interested persons” of the Company within the meaning of Section 2(a)(19) of the 1940 Act (the “Independent Directors”). For these purposes, Directors will not be deemed to have a financial interest solely by their ownership of Company stock.

The Board of Directors may determine to issue shares of the Company’s Common Stock below NAV of such Common Stock in a registered public offering or in a private placement either with or without an obligation to seek to register the resale thereof at the request of the holders. The Board of Directors may also determine to use an underwriter or placement agent to assist in selling such shares of Common Stock if it concludes that doing so would assist in marketing such securities on favorable terms.

Even if the Proposal is approved, the Company will not be required to sell any Common Stock.

Key Stockholder Considerations

Before voting on the Proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect of the issuance of shares of the Company’s Common Stock at a price below, but no more than 25% below, the then current NAV per share of such Common Stock. Any sale of Common Stock at a price below the then current NAV per share of such Common Stock would result in an immediate dilution to existing stockholders. This dilution would include reduction in the NAV per share as a result of the issuance of shares at a price below the NAV per share and a proportionately greater decrease in a stockholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance. The Board of Directors will consider the potential dilutive effect when considering whether to authorize any such issuance and has determined to not sell shares of Common Stock if such sale would dilute its per share NAV by more than 25%.

Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the Common Stock proposed to be authorized for issuance, and thus any future issuance of Common Stock may dilute such stockholders’ holdings of Common Stock as a percentage of shares outstanding to the extent stockholders do not purchase sufficient shares in the offering or otherwise to maintain their percentage interest. Further, if current stockholders of the Company do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then current NAV, their voting power will be diluted.

If the Proposal is approved by the stockholders, the Company will be permitted, but not required or otherwise obligated, to sell shares of Common Stock at a price below the then current NAV per share of such Common Stock until the earlier of the one year anniversary of the date of the stockholder approval or the date of the Company’s 2015 Annual Meeting of Stockholders. If the Proposal is not approved, the Company may be unable to raise capital when it would be beneficial and desirable, or may be limited in the manner in which it raises capital (for example, by being required to utilize a rights offering).

The vote required to approve the Proposal is the affirmative vote of:

(i)	the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting; and

(ii)	the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting that are not held by “affiliated persons” (as defined in the 1940 Act) of the Company is required to approve the Proposal.

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For purposes of the Proposal, the 1940 Act defines “a majority of the outstanding shares” as: (i) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (ii) 50% of the outstanding voting securities of the Company, whichever is less.

Abstentions and broker non-votes (if any) will have the effect of a vote against the Proposal. Unless otherwise indicated, the persons named in the proxy will vote all proxies in favor of the Proposal.

The Board of Directors recommends a vote “FOR” the proposal to authorize the company to sell shares of its Common Stock during the next year at a price below the Company’s then current NAV per share of such Common Stock, subject to certain limitations described in this proxy statement (including, without limitation, that any sale of Common Stock below NAV will not dilute the Company’s per share NAV by more than 25% and will not be at a price that is more than 25% below NAV).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 13, 2014, the beneficial ownership information of each director, each executive officer, each person known to it to beneficially own 5% or more of the outstanding shares of its Common Stock, and the executive officers and directors as a group. Percentage of beneficial ownership is based on 6,666,768 shares of Common Stock, outstanding as of May 13, 2014.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of our shares of Common Stock is based upon filings by such persons with the SEC and other information obtained from such persons, if available.

Unless otherwise indicated, the Company believes that each beneficial owner set forth in the table has sole voting and investment power and has the same address as the Company. The Company’s directors are divided into two groups — interested directors and independent directors. Interested directors are “interested persons” of a Company as defined in Section 2(a)(19) of the1940 Act. Unless otherwise indicated, the address of all executive officers and directors is c/o Fifth Street Senior Floating Rate Corp., 10 Bank Street, 12th Floor, White Plains, New York 10606.

Name	Number of Shares Owned Beneficially	Percentage of Common Stock Outstanding

Interested Directors:
Bernard D. Berman (1)	5,000	*
Leonard M. Tannenbaum (2)	426,323	6.4%

Independent Directors:
Brian S. Dunn (1)	2,000	*
Richard P. Dutkiewicz (1)	1,000	*
Jeffrey R. Kay	1,465	*

Executive Officers Who Are Not Directors:

Ivelin M. Dimitrov	5,967	*
Alexander C. Frank	1,000	*
David H. Harrison (1)	1,000	*
Steven M. Noreika (1)	500	*

All Officers and Directors as a Group	444,255	6.7%

Owners of 5% or more of our common stock:
Morgan Stanley Smith Barney LLC	556,398	8.3%
Trinity Universal Insurance Company	400,000	6.0%

*Represents less than 1%

(1)	Accounts owned include shares held in a brokerage account that may be pledged as loan collateral on a margin basis.
(2)	The total number of shares reported includes 377,252 shares of which Mr. Tannenbaum is the direct beneficial owner (including 220,707 shares held in margin accounts) and 49,071 shares owned by the Leonard M. Tannenbaum Foundation, a 501(c)(3) corporation for which Mr. Tannenbaum serves as the President. With respect to the shares held by the Leonard M. Tannenbaum Foundation, Mr. Tannenbaum has sole voting and investment power over all such shares, but has no pecuniary interest therein. Based on information included in Amendment No. 1 to Schedule 13D filed on March 24, 2014, Mr. Tannenbaum has purchased a total of 220,707 Shares during the past 60 days of which 39,071 Shares are held by the Leonard M. Tannenbaum Foundation.
(3)

Based on information contained in Schedule 13G filed jointly by Morgan Stanley and Morgan Stanley Smith Barney LLC on February 10, 2014. Morgan Stanley is the parent holding company of Morgan Stanley Smith Barney LLC.  The principal business office of Morgan Stanley and Morgan Stanley Smith Barney LLC is 1585 Broadway, New York, New York 10036.

(4)

Based on information contained in Schedule 13G filed jointly by Kemper Corporation and Trinity Universal Insurance Company on February 10, 2014.  Trinity Universal Insurance Company is a subsidiary of Kemper Corporation.  The principal business office of Kemper Corporation is One East Wacker Drive, Chicago, Illinois 60601 and the principal business office of Trinity Universal Insurance Company is 12790 Merit Drive, Suite 400, Dallas Texas, 75251.

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Accounts owned include shares held in a brokerage account that may be pledged as loan collateral on a margin basis.

As indicated above, certain of our officers and directors hold shares in margin accounts. As of May 13, 2014, no shares in such margin accounts were pledged as loan collateral. Our insider trading policy prohibits such share pledges, except in limited cases with the pre-approval of our chief compliance officer.

The following table sets forth, as of May 13, 2014, the dollar range of our equity securities that is beneficially owned by each of our directors and nominees for director.

Name	Dollar Range of Equity Securities Beneficially Owned(1)(2)(3)
Interested Directors:

Leonard M. Tannenbaum	Over $100,000

Bernard D. Berman	$50,001-$100,000

Independent Directors:

Brian S. Dunn	$10,001-$50,000

Richard P. Dutkiewicz	$10,001-$50,000

Jeffrey R. Kay	$10,001-$50,000

(1)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(2)	The dollar range of equity securities beneficially owned in us is based on the closing price of the Common Stock of $[•], on May 13, 2014 on the NASDAQ Global Select Market.
(3)	The dollar range of equity securities beneficially owned are: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000, or over $100,000.

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OTHER MATTERS

Attending the Special Meeting

The Special Meeting will be held at our offices located at 10 Bank Street, 12th Floor, White Plains, New York 10606.

Stockholder Proposals

A stockholder wishing to submit a proposal for inclusion in the proxy statement for a special meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, should send such written proposal to the Corporate Secretary of the Company within a reasonable time before the solicitation of proxies for such meeting. There is no guarantee that any proposal submitted by a stockholder will be included in the proxy statement.

Communications to the Board of Directors

Stockholders may communicate with the Board of Directors or one or more directors by sending a letter addressed to the Board of Directors or to any one or more directors, c/o Corporate Secretary, Fifth Street Senior Floating Rate Corp., 10 Bank Street, 12th Floor, White Plains, New York 10606, in an envelope clearly marked “Stockholder Communication.” The Corporate Secretary’s office will forward such correspondence unopened to one or more members of the Board of Directors, unless the envelope specifies that it should be delivered to a specific director.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Fifth Street Senior Floating Rate Corp., 10 Bank Street, 12th Floor, White Plains, New York 10606, or calling Investor Relations at (914) 286-6800.

Annual Report

The Company will furnish, without charge, a copy of its 2013 annual report, which includes the Company’s Annual Report on Form 10-K for the year ended September 30, 2013, to a stockholder upon request directed to Fifth Street Senior Floating Rate Corp., 10 Bank Street, 12th Floor, White Plains, New York 10606, Attention: Corporate Secretary or by telephone by calling collect at (914) 286-6800. The Annual Report with exhibits is also available at no cost through the SEC’s EDGAR database available at www.sec.gov.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting To Be Held on Thursday, July 10, 2014: The proxy statement is available at fsfr.fifthstreetfinance.com.

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General Information

Management knows of no other business which may be properly brought before the Special Meeting. However, if any other matters shall properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. Stockholders may contact the Company by mail to Fifth Street Senior Floating Rate Corp., 10 Bank Street, 12th Floor, White Plains, New York 10606, or by calling Investor Relations at (914) 286-6800 for directions to attend the Special Meeting and vote in person.

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the meeting in person, you are urged to fill in, sign and return the proxy in the enclosed stamped, self-addressed envelope or to vote electronically or by telephone by using the toll-free telephone number stated on the form of proxy and as further described on page 1 of this proxy statement.

By order of the Board of Directors,

BERNARD D. BERMAN
Chairman

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR Proposal 1:

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date